EXHIBIT NN
SECOND AMENDMENT
TO
FEDERAL SIGNAL CORPORATION
SAVINGS RESTORATION PLAN
     WHEREAS, Federal Signal Corporation (the “Company”) maintains the Federal Signal Corporation Savings Restoration Plan (the “Plan”); and
     WHEREAS, amendment of the Plan now is considered desirable in order to update the Plan to conform various Plan provisions to the final regulations under Section 409A of the Internal Revenue Code;
     NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Benefits Planning Committee under Section 12 of the Plan, the Plan is hereby amended in the following particulars, all effective as of January 1, 2007:
     1. By substituting the phrase “Federal Signal Corporation Savings Restoration Plan” for the phrase “Federal Signal Corporation 401(k) Savings Restoration Plan” where the latter phrase appears in the first sentence of subsection 1.1 of the Plan
     2. By substituting the following for the last two sentences of subsection 1.1 of the Plan:
“The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the ‘Jobs Act’), section 409A of the Code, and final Treasury Regulations issued thereunder, effective January 1, 2009. Prior to January 1, 2009, it is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury Regulations under section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or section 409A of the Code, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Company. In the event of any inconsistency between the terms of the Plan and the Jobs Act or section 409A of the Code, the terms of the Jobs Act and section 409A of the Code shall prevail and govern.”
     3. By inserting the phrase “while the Employee is an Eligible Individual” immediately after the parenthetical phrase “(the ‘Qualified RSP Plan’)” where the latter phrase appears in subsection 2.10 of the Plan.
     4. By inserting a comma and the phrase “all as determined within the meaning of Code Section 409A and the regulations thereunder” immediately before the period at the end of the last sentence of subsection 2.12 of the Plan.
     5. By inserting a comma and the phrase “all as determined within the meaning of Code Section 409A and the regulations thereunder” immediately before the period at the end of subsection 2.16 of the Plan.
     6. By adding the following sentence to the end of subsection 2.21 of the Plan:
“By becoming a Participant and making deferrals under this Plan, each Participant agrees to be bound by the provisions of the Plan and the determinations of the Company and the Committee hereunder.”
     7. By substituting the following for the text of subsection 2.25 of the Plan:
“Termination Date’ means, with respect to an Employee Participant, the date on which the Participant has a separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death) with the Employers, the Company and any subsidiary or affiliate of the Company, and, with respect to a non-employee Board member Participant, the date on which the Board member resigns, is removed or otherwise terminates service on the Board (including death), all as determined by the Committee. The date that an Employee’s performance of services for all the

Employers is reduced to a level of less than 20% of the average level of services performed in the preceding 36-month period, shall be considered a Termination Date, and the performance of services at a level of 50% or more of the average level of services performed in the preceding 36-month period shall not be considered a Termination Date.”
     8. By substituting the following for the first paragraph of subsection 3.1 of the Plan:
“For each Plan Year commencing on or after 2007, each Employee of an Employer whose Compensation is at a level such that he is likely to be, on a sustained basis (as determined by the Committee), subject to the limitations on Compensation that can be taken into account under the Qualified RSP Plan, as described in Section 4 below, shall be an Eligible Individual eligible to participate in the Plan while he is determined by the Committee to satisfy the criteria described above by making a deferral election pursuant to Section 4. An Employee who first becomes an Eligible Individual during a Plan Year shall only be permitted to become a Participant in the Plan as of the January 1 following the date he becomes an Eligible Individual A list of all potential Eligible Individuals shall be presented to the Committee annually for approval.”
     9. By substituting the phrase “credited to the Participant’s Accounts due to the Participant having no further eligible Compensation after the end of the Plan Year Quarter” for the phrase “credited to the Participant’s Accounts after the end of the Plan Year Quarter” where the latter phrase appears in the first sentence of subsection 3.2 of the Plan.
     10. By substituting the following for the last two sentences of subsection 9.1 of the Plan that precede subparagraph 9.1(a) thereof:
“Notwithstanding the foregoing, in the event of the Participant’s death, the Participant’s total Account balances shall be distributed in the form of a lump sum to the Participant’s Beneficiary as determined under subsection 9.4, within 90 days of the date of the Participant’s death (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Beneficiary, the payment will be made as soon as administratively practicable for the Committee to make such payment). A Participant’s total Pre-2007 Plan Account shall be paid to him in the form of a single lump sum (or, if applicable, in the form of installments pursuant to his election made prior to January 1, 2005 with respect to such Pre-2007 Plan Account), which lump sum or installments shall be paid or commence within the 90-day period following his Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Committee to make such payment), or such later date as shall be required under subsection 9.2.”
     11. By substituting the following for the first two sentences of subparagraph 9.1(b) of the Plan:
“The first installment payment shall generally be within the 90-day period beginning January 1 following the calendar year in which occurs the Participant’s Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Committee to make such payment), or such later date as shall be required under subsection 9.2. Succeeding payments shall be made within the 90-day period beginning January 1 of each succeeding calendar year, (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Committee to make such payment).”
     12. By substituting the following for the text of subparagraph 9.1(c) of the Plan:
“Participants who have elected payment in installments may make a subsequent election to elect payment of that amount in the form of a lump sum, if payment of installments with respect to that year’s Compensation Deferrals has not yet commenced. Such election must be made in accordance with procedures established by the Committee, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment, and shall not take effect until the Participant has completed 12 months of employment with the Employer following the date of such election change. The new payment date for the installment with respect to which such election is made must be deferred to the later of: (i) five years from the date such payment would otherwise have been made, or (ii) the last payment date of the last installment with respect to that year’s deferrals. Participants who have elected payment in installments may make a subsequent election to change the number of such installment payments so long as no acceleration of distribution payments occurs, if payment of installments with respect to that year’s Compensation Deferrals has not yet commenced. Such election must be made in accordance with procedures established by the Committee, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment, and shall not take effect until the Participant has completed 12 months of employment with the Employer following the date of such election change. The new payment date for any installment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. In the event payment has been elected by the Participant in the form of installments, each installment payment shall be considered a separately identifiable payment. In the event payment has been elected by the Participant in the form of a lump sum (or in the event payment shall be made to the Participant in the form of a lump sum under the terms of the Plan in the absence of or in lieu of the Participant’s election), then the lump sum form shall be deemed to be a separately identifiable form of payment, and the Participant may make a subsequent deferral election to elect payment of that amount in the form of installments in accordance with the procedures described above for changing installment payment elections. Participants will be permitted to make such a change only once with respect to any year’s Compensation Deferrals.”
     13. By substituting the phrase “the date that is within the 90-day period beginning with the date that is six months after the Participant’s Termination Date” for the phrase “the date that is not less than six months after the Participant’s Termination Date” where the latter phrase appears in subsection 9.2 of the Plan.

     14. By substituting the phrase “the applicable dollar amount under Section 402(g) of the Code” for the number “$10,000” where the latter number appears in subsection 9.3 of the Plan.
     15. By substituting the following for the text of subsection 9.5 of the Plan:
     “If a former Participant is rehired by an Employer, the Employer or any affiliate or subsidiary of the Employer described in Section 414(b) and (c) of the Code, regardless of whether he is rehired as an Eligible Individual, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall continue to be made to him without regard to such rehire.”
* * *
          IN WITNESS WHEREOF, this Amendment has been executed by the Benefits Planning Committee on behalf of the Company, this                      day of November, 2008.

FEDERAL SIGNAL CORPORATION BENEFITS PLANNING COMMITTEE

President and Chief Executive Officer,
William H. Osborne

Sr. Vice President and Chief Financial Officer,
Stephanie K. Kushner

Sr. VP—HR, General Counsel and Secretary,
Jennifer L. Sherman

Vice President—Human Resources, SSG,
Guy T. Wernet

Vice President—Human Resources, ESG,
Julie A. Cook